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Letter Re:  Unaudited Interim Financial Information
___________________________________________________

Aetna Life and Casualty Company
Hartford, Connecticut

Gentlemen:

Re:  Registration Statements No. 2-73911, 2-91514, 33-12993,
33-49543, 33-50427, 33-52819 and 33-52819-01


With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated
October 26, 1994 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




                             By        KPMG PEAT MARWICK LLP
                                 _____________________________
                                         (Signature)
                                       KPMG Peat Marwick LLP

Hartford, Connecticut
October 28, 1994